Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement (Form S-8) pertaining to the ArcelorMittal Global Stock Option Plan of our report dated February 9, 2005, with respect to the consolidated statements of income, comprehensive income, shareholder’s equity and cash flows of Mittal Steel Holdings N.V. (formerly LNM Holdings N.V.) and subsidiaries for the year ended December 31, 2004, included in Mittal Steel Company N.V.’s Annual Report (Form 20-F/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Rotterdam, November 12, 2007

for Ernst & Young Accountants

/s/ M. Coenradie